EX-99.CODE ETH

                                 GAM FUNDS, INC.
                                GAM AVALON FUNDS

                          SARBANES-OXLEY CODE OF ETHICS

I.     COVERED OFFICERS/PURPOSE OF THE CODE

       This Code of Ethics (the "Code") applies to the Principal Executive Officer and the Principal Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) of each of the registered investment companies within the GAM fund complex (each of which are set forth in Exhibit A and referred to herein collectively as the "Funds" and individually as the "Fund"). This Code is adopted for the purpose of promoting:

       o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

       o compliance with applicable laws and governmental rules and regulations;

       o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

       o  accountability for adherence to the Code.

       Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between the Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, the Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and its investment advisers' compliance programs and

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procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and its investment advisers (the "advisers") of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the advisers, or for both), be involved in establishing policies and implementing decisions that will have different effects on the advisers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the advisers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Fund Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Boards of Directors ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

       Each Covered Officer must:

       o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

       o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

       o not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

       There are some conflict of interest situations that should always be discussed with the General Counsel if material. Examples of these include(1):

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(1) Any activity or relationship that would present a conflict for a Covered
Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.

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       o  service as a director on the board of any public or private company;

       o  the receipt of any gift whose aggregate value is in excess of $100;

       o the receipt of any entertainment from any Fund with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

       o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment advisers, principal underwriter, administrators or any affiliated person thereof;

       o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

       The General Counsel will determine if such conflicts need approval by the Audit Committee of the Board.

III.   DISCLOSURE AND COMPLIANCE

o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;

o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.    REPORTING AND ACCOUNTABILITY

       Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

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o      annually thereafter affirm to the Board that he has complied with the requirements of the Code;

o report at least annually affiliations or other relationships related to conflicts of interest that the Fund's Directors and Officers Questionnaire covers, including:

       o Directorship in a publicly-held corporation, including any registered investment company;

       o Employment as an investment banker or broker-dealer or being an affiliated person of an investment banker or broker-dealer;

       o  Holding a position as an officer, director or employee of any bank;

       o Affiliation with or having a relationship by blood or marriage with a person who may have a beneficial or record ownership of 5% or more of the outstanding shares of any series of the Fund;

       o  Affiliation with a person who has a controlling interest in the Fund;

       o Direct or indirect beneficial interest in any affiliated person of the Fund;

       o Direct or indirect beneficial interest or being a trustee, executor or guardian of any legal interest in any equity security issued by any affiliated person of the Fund;

       o Any indebtedness to the Fund or any affiliated person of the Fund in an amount in excess of $60,000 he or his spouse, parents, children, siblings, mother or father-in-law, sons or daughters-in-law or brothers or sisters-in-law or any corporation or organization of which any of these persons is an executive officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity shares or any trust or estate of which any of these persons has a substantial interest in may have outstanding;

       o Any material direct or indirect transaction or proposed transaction involving an amount which exceeds $60,000 with the Fund or any affiliate.

o notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

       The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Where appropriate, he will consult with counsel to the Fund and/or counsel to the members of the Audit Committee. However, any approvals or waivers(2) sought by the Principal Executive Officer will be considered by the Audit Committee.

       The Fund will follow these procedures in investigating any potential violations of and enforcing this Code:

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(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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o  the General Counsel will take all appropriate action to investigate any potential violations reported to him;

o if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

o any matter that the General Counsel believes is a violation will be reported to the Audit Committee;

o if the Audit Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment advisers or its boards; or a recommendation to dismiss the Covered Officer;

o the Audit Committee will be responsible for granting waivers, as appropriate; and

o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.     OTHER POLICIES AND PROCEDURES

       This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' advisers, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment advisers' and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Fund Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.    AMENDMENTS

       Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of the independent directors.

VII.   CONFIDENTIALITY

       All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, Board and its counsel.

VIII.  INTERNAL USE

       The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Date:  September 29, 2003


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                                    EXHIBIT A

                    PERSONS COVERED BY THIS CODE OF ETHICS

Dr. BURKHARD POSCHADEL - Principal Executive Officer / Chairman, President and
                         Director

KEVIN J. BLANCHFIELD - Principal Financial Officer / Vice President and
                       Treasurer


                                  FUND COMPLEX

GAM Funds, Inc.
GAM Avalon Lancelot, LLC.
GAM Avalon Galahad, LLC.
GAM Avalon Dinadan, LLC.
GAM Avalon Palemedes, LLC.